UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 13, 2017

Bar Harbor Bankshares

(Exact name of Registrant as specified in its Charter)

Maine	001-13349	01-0393663
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

PO Box 400 82 Main Street Bar Harbor, Maine	04609-0400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 288-3314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 13, 2017, Bar Harbor Bankshares (the “Company”) completed its previously announced acquisition of Lake Sunapee Bank Group (“Lake Sunapee”), pursuant to an Agreement and Plan of Merger, dated as of May 5, 2016 (the “Merger Agreement”), by and between the Company and Lake Sunapee. Under the terms of the Merger Agreement, Lake Sunapee merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger. Additionally, Lake Sunapee Bank, a wholly owned subsidiary of Lake Sunapee, merged with and into Bar Harbor Bank & Trust, a wholly owned subsidiary of the Company, with Bar Harbor Bank & Trust continuing as the surviving entity.

As a result of the Merger, each Lake Sunapee shareholder will have the right to receive 0.4970 shares of Bar Harbor common stock for each share of Lake Sunapee’s common stock. Based on the closing price of $34.55 per share for Bar Harbor’s common stock on May 4, 2016, as reported on the New York Stock Exchange, the transaction value is estimated at $143 million in the aggregate.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2016, and is incorporated herein by reference.

A copy of the Company’s press release dated January 13, 2017, announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2017, in connection with and effective upon completion of the Merger, and in accordance with the terms of the Merger Agreement, the Board of Directors of the Company (the “Board”) increased the size of the Board by three members and appointed Steven H. Dimick, Stephen W. Ensign and Stephen R. Theroux to the Board. Mr. Dimick will serve on the Human Resources and Compensation Committee and the Governance Committee, Mr. Ensign will serve on the Audit Committee, and Mr. Theroux will serve on the Board Risk Committee. In addition, Messrs. Dimick, Ensign and Theroux were each appointed to the Board of Directors of Bar Harbor Bank & Trust.

Messrs. Dimick, Ensign and Theroux will each hold office for a term expiring at the next annual meeting of the Company’s shareholders, at which meeting each such appointee shall be included as a nominee for election to the Board to serve until the following annual meeting of the Company’s shareholders, or until a successor of each such director is elected and qualified.

There have been no transactions involving Messrs. Dimick, Ensign or Theroux that would require disclosure under Item 404(a) of Regulation S-K.

As non-employee members of the Board, Messrs. Dimick, Ensign or Theroux will be entitled to the director compensation set forth under the heading “Compensation of Directors” in the Company’s definitive Proxy Statement filed with the SEC on March 23, 2016, and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. The financial statements of Lake Sunapee required by Rule 3-05 of Regulation S-X in connection with the Merger were previously included in the Company’s Registration Statement on Form S-4, filed with the SEC on September 1, 2016. Pursuant to the General Instruction B.3 of Form 8-K and Section 2045.16 of the Division of Corporation Finance Financial Reporting Manual, no additional financial statements of Lake Sunapee are required to be filed.

(b) Pro Forma Financial Information. The pro forma financial information required by Article 11 of Regulation S-X in connection with the Merger were previously included in the Company’s Registration Statement on Form S-4, filed with the SEC on September 1, 2016. Pursuant to General Instruction B.3 of Form 8-K and Section 2045.16 of the Division of Corporation Finance Financial Reporting Manual, no additional pro forma financial statements are required to be filed.

(c) Not applicable.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release, dated January 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAR HARBOR BANKSHARES

Date: January 13, 2017	By:	/s/ Curtis C. Simard
Curtis C. Simard
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated January 13, 2017.